Exhibit 99.1

Catalyst Partners Acquisition Corp. Announces Liquidation

January 31, 2023 – Cambridge, MA – Catalyst Partners Acquisition Corp. (the “Company”) announced today that, due to its anticipated inability to consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Memorandum and Articles of Association and will redeem all of the ordinary shares outstanding, at a per share redemption price of approximately $10.18.

As of the close of business on January 31, 2023, the ordinary shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the ordinary shares. Record holders may redeem their ordinary shares for their pro rata portion of the proceeds of the trust account by delivering their shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of ordinary shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the ordinary shares is expected to be completed by February 6, 2023.

The Company’s initial stockholders have waived their redemption rights with respect to its outstanding ordinary shares issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist its securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Catalyst Partners Acquisition Corp.

Catalyst Partners Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business or entities.

Cautionary Note Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the impact of the Company’s restatement of certain historical financial statements, the Company’s cash position and cash held in the Trust Account and any proposed remediation measures with respect to identified material weaknesses. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact

Catalyst Partners Acquisition Corp.

Paul Fielding
pfielding@generalcatalyst.com